EXHIBIT 3.3


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           RECOM MANAGED SYSTEM, INC.,
                             a Delaware corporation

         Recom Managed Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Recom Managed System, Inc. Recom Managed Systems, Inc. was originally incorporated under the name Mt. Olympus Enterprises, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 19, 1987.

         2. Pursuant to Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. The restated Certificate of Incorporation of the corporation is hereby amended at paragraph (c) of Article IV to effect a reverse stock split, for all issued and outstanding shares of the corporation as of November 9, 2000, at 12:01 a.m. (Eastern Standard Time). The filing of this Amended and Restated Certificate of Incorporation is authorized under a Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code confirmed on October 26, 2000, by the U.S. Bankruptcy Court, Eastern District of California, In re the Matter of Recom Managed Systems, Inc. (BK-No. 00-27398-B-11).

         4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                    ARTICLE I

                                      NAME

         The name of this corporation is Recom Managed Systems, Ins.

                                   ARTICLE II

                                    DURATION

         The duration of this corporation is perpetual.


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

                                   ARTICLE III

                                    PURPOSES

         The purpose or purposes for which this corporation is organized are:

         (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Delaware.

         (b) To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association of corporate on.

                                   ARTICLE IV

                                      STOCK

         (a) The Corporation shall have the authority to issue an aggregate of Fifty Million (50,000,000) shares of common stock having a one-tenth of one cent (@.001) par value each.

         (b) Each Two (2) shares of common stock of the Corporation issued and outstanding on April 15,1994 shall be converted into One (1) share of common stock of the Corporation.

         (c) Each Twenty Eight and Seventy Four Hundredths (28.74) shares of common stock of the Corporation issued and outstanding on November 9, 2000 at 12:01 a.m. (Eastern Standard Time) shall be converted into One (1) share of than Corporation's common stock. No fractural shares will be issued. Each fractional share of Five Tenths (0.5) or above shall be rounded up to the nearest whole share and each fractional share below Five Tenths (0.5) shall be rounded down to the nearest whole stare, however, any shareholder who owns less than Five Tenths of a share, shall receive One (1) share.

                                    ARTICLE V

                                    AMENDMENT

         This Certificate of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.



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

                                   ARTICLE VI

                               STOCKHOLDER RIGHTS

         The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Stockholders shall not have pre-emptive rights to acquire unissued shams of the stock of this corporation and cumulative voting is denied.

                                   ARTICLE VII

                                OFFICE AND AGENT

         The address of the registered office of the corporation is 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the name: of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE VIII

                                    DIRECTORS

         The number of Directors constituting the Board of Directors of this corporation is three (3).

                                   ARTICLE IX

               COMMON DIRECTORS - TRANSACTION BETWEEN CORPORATIONS

         No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if:

         (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which. authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

         (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

         (c) the contract or transaction is fair anal reasonable to the corporation.


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

         Common or interested directors may be counted in, determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contractor transaction

         IN WITNESS WHEREOF, Recom Managed System, Inc. has caused this Amended and Restated Certification of Incorporation to be signed by Sim Farar , its President, this 6th day of November, 2000.


                                            By:      /S/ Sim Farar
                                                     ---------------------------
                                                     Sim Farar
                                                     President



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